Exhibit 99.1

Zygo Stockholders Approve Merger with AMETEK

MIDDLEFIELD, CT — June 18, 2014 — Zygo Corporation (NASDAQ: ZIGO), a worldwide supplier of optical metrology instruments and high-precision optical instruments, today announced that its stockholders approved its proposed merger with AMETEK, Inc. (NYSE: AME) for $19.25 per share in cash at today’s special stockholders’ meeting. It is anticipated that the transaction will close on June 20, 2014.

Approximately 99 percent of the votes cast, representing approximately 86 percent of the Zygo common shares outstanding as of the record date, voted in favor of the merger. Adoption of the merger agreement required an affirmative vote of a majority of issued and outstanding shares of Zygo’s common stock entitled to vote at the special meeting.

During the special meeting, stockholders also approved a proposal to approve, by non-binding advisory vote, certain compensation arrangements for Zygo’s named executive officers in connection with the merger. The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there were insufficient votes at the time of the special meeting to adopt the merger agreement was rendered moot, although the stockholders had cast sufficient votes in favor of the proposal to approve that proposal.

About AMETEK

AMETEK is a leading global manufacturer of electronic instruments and electro-mechanical devices with 2013 sales of $3.6 billion. The common stock of AMETEK is a component of the S&P 500 Index.

About Zygo

Zygo is a worldwide supplier of optical metrology instruments, precision optics and electro-optical design and manufacturing services serving customers in the semiconductor equipment, bio-medical, scientific and industrial markets.

Forward-Looking Statements

All statements other than statements of historical fact included in this news release regarding expected plans and timing of the closing are forward-looking statements. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors. Zygo Corporation undertakes no obligation to publicly update or revise forward-looking statements to reflect events or circumstances after the date of this news release except as required by law. Further information on potential factors that could affect Zygo Corporation's business and the merger is described in our reports on file with the Securities and Exchange Commission (the “SEC”), including our Form 10-K for the fiscal year ended June 30, 2013, filed with the SEC on September 13, 2013; our Forms 10-Q for the fiscal quarters ended September 30, 2013, December 31, 2013 and March 31, 2014; and our Definitive Proxy Statement on Schedule 14A filed with the SEC on May 21, 2014.